Exhibit 10.17

Explanatory Note: This document has been translated from the Chinese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Chinese-language original. Such Chinese-language original shall be the controlling document for all purposes.

Purchase Advance Payment Contract

Party A (payer): Anhui Aokai Fa Grease Technology Co., Ltd.

Party B (Payee): Yuyun Wang

Party B is Party A’s raw material supplier. In order to reduce operating costs and enhance the partnership between the two parties, Party A agrees to prepay certain prices for the purchase of corresponding raw materials for Party B’s obligation to provide Party A with Camellia seeds. After full negotiation by both parties, the following contracts have been concluded:

1. Purpose of advance payment: Party B can only use the advance payment paid by Party A to purchase camellia seed raw materials, and shall not use it for other purposes.

2. Prepaid amount: RMB 8,000,000

3. As Party B’s business scope also involves Camellia seed oil, Party A may also provide Party B with Camellia seed oil of the same value as the advance payment to offset the advance payment. The price of Camellia seed oil shall be in accordance with Party A’s regulations.

4. Repayment method: Party B will deduct the advance payment in the form of Camellia seeds or equivalent currency to Party A. The repayment period shall not exceed twelve months per year, and special circumstances shall be negotiated separately.

5. Party B promises to provide Party A with Camellia Seeds at a price that is 2% lower than the actual price of Camellia Seeds on the actual delivery date. After the prepayment is deducted, the settlement will be based on the actual market price.

6. If Party B fails to use the advance payment as required by the agreement, Party A has the right to recover the advance payment and impose a penalty interest of three thousandths per day for the breached part.

7. For matters not covered, the two parties can negotiate and conclude a supplementary contract. The supplementary contract has the same legal effect as this contract. Any party who fails to negotiate can bring a lawsuit to the people’s court in China.

8. This contract is valid for one year, and it will automatically terminate when it expires.

9. This contract has two copies, with each party holding one copy, and it will take effect from the date of signing.

/s/ Anhui Aokai Fa Grease Technology Co., Ltd.

Party A: Anhui Aokai Fa Grease Technology Co., Ltd.

Date: May 20, 2020

/s/ Yuyun Wang

Party B: Yuyun Wang

Date: May 20, 2020